Exhibit 10.31


           Summary of Senior Management Incentive Plan

The Company's Senior Management Incentive Plan ("SMIP") provides that participating management employees may receive a percentage of their salary as a bonus. Payment may be in the form of cash or stock. Through 1999 the President, Executive Vice President, and Senior Vice Presidents participated in SMIP. Beginning in
2000 certain other key employees also became eligible to participate. SMIP payments are calculated as a percentage of base compensation, based on performance by the Company relative to criteria that are established and weighted by the Compensation Committee of the Board of Directors. These criteria are based on measurements of the Company's performance deemed to be relevant to senior level managers, and to a level of performance that is deemed to be attainable, indicative of corporate accomplishment, and likely to lead to corporate success. They may be based on general corporate objectives, or may on specific projects or objectives relevant to the particular year. Not all participants necessarily participate in all criteria or to the full extent of the plan. Criteria for the most senior SMIP participants may include measurements of stock price performance and corporate earnings. Maximum payouts are established on an individual basis. Frequency of payment, not less than annually, will be determined by the Compensation Committee.